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                                                                      EXHIBIT 11
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                                  AMERICAN TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                                             COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                                        For the Year Ended
                                                                        -------------------------------------------------
                                                                         July 31, 1998    July 31, 1999    July 31, 2000
                                                                        ---------------  ---------------  ---------------
COMPUTATION OF NET LOSS PER SHARE
          Net loss                                                      $        (5,094) $        (7,591) $       (17,138)
                                                                        ===============  ===============  ===============

WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                                    41,093           47,467           56,851
                                                                        ===============  ===============  ===============

BASIC LOSS PER COMMON SHARE                                             $         (0.12) $         (0.16) $         (0.30)
                                                                        ===============  ===============  ===============

COMPUTATION OF DILUTED LOSS PER SHARE
          Net loss                                                      $        (5,094) $        (7,591) $       (17,138)
          Dividends not incurred upon assumed conversion of
            convertible preferred stock                                               -               70              431
                                                                        ---------------  ---------------  ---------------
          Net loss applicable to common stockholders
            used for computation                                        $        (5,094) $        (7,521) $       (16,707)
                                                                        ===============  ===============  ===============

          Weighted average number of shares of common
             stock outstanding                                                   41,093           47,467           56,851

          Weighted average incremental shares outstanding
             upon assumed conversion of options and warrant                      10,228            4,272            5,083

          Weighted average incremental shares outstanding
             upon assumed conversion of convertible preferred stock                   -              264            2,808
                                                                        ---------------  ---------------  ---------------

WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                                    51,321           52,003           64,742
                                                                        ===============  ===============  ===============


                                                                        ===============  ===============  ===============
DILUTED LOSS PER COMMON SHARE AND COMMON
  SHARE EQUIVALENT                                                      $         (0.10) $         (0.14) $         (0.26)
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(a) This calculation is submitted in accordance with Item 601 (b) (11) of
    Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.